EXHIBIT 10.5

PROMISSORY NOTE

$ __________________	Minneapolis, Minnesota

__________, 2007

Northern Oil and Gas, Inc., a Minnesota corporation ("Borrower"), for value received hereby promises to pay to the order of _____________, a Minnesota resident ("Holder"), at Holder's principal office, on or before __________, 2007, the principal sum of ____________ and ___/100 Dollars ($_________) in lawful money of the United States or so much thereof, as shall at any time be advanced by the holder of this Note, without interest.

At Holder’s option, the principal balance of this Note may be used to purchase shares in the offering of common stock which Borrower is currently contemplating, at $1.05 per share, upon receipt of a private placement memorandum and execution of a subscription agreement.

Each maker, co-maker and endorser, surety and guarantor hereof jointly and severally agrees to pay this Note and guarantees payment hereof and waives demand, presentment, protest and notice of dishonor and consents to any extensions or renewals hereof without notice, and consents to the release by the holder hereof with or without consideration of any of them, and exonerates the holder hereof from all duty and obligation to make demand on anyone for payment of any collateral now or hereafter securing this Note or to give notice to anyone of non-payment thereof or to collect or sell the same and consents to the extension, renewal, exchange, surrender or release by the holder hereof with or without consideration of any such collateral, and agrees in case of any default to pay all costs of collection, including reasonable attorneys' fees, interest, or late charges permitted by law.

Northern Oil and Gas, Inc.

By:
Its:

018226/260001/546009_1